                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                 SCHEDULE 13D
                                (Rule 13d-101)

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                              (Amendment No. 3)*

                             ERLY Industries Inc.
       ----------------------------------------------------------------
                               (Name of Issuer)

                                 Common Stock
       ----------------------------------------------------------------
                        (Title of Class of Securities)

                                   26883910
       ----------------------------------------------------------------
                                (CUSIP Number)

Nanette N. Kelley, The Powell Group, P.O. Box 788, Baton Rouge, Louisiana 70821
       ----------------------------------------------------------------
          (Name, Address and Telephone Number of Person Authorized to
                      Receive Notices and Communications)


                                August 20, 1997
       ----------------------------------------------------------------
            (Date of Event which Requires Filing of this Statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this
 schedule because of Rule 13d-1(b)(3) or (4), check the following box   [_]


NOTE: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.


                        (Continued on following pages)

                              (Page 1 of 9 Pages)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.


The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-----------------------                                  ---------------------
  CUSIP NO. 26883910             SCHEDULE 13D            PAGE 2 OF 9 PAGES
-----------------------                                  ---------------------

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
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     The Powell Group

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      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]
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      SEC USE ONLY
 3

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      SOURCE OF FUNDS*
 4
      N/A
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
 5    ITEMS 2(d) OR 2 (e)                                                 [_]


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      Louisiana

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                          SOLE VOTING POWER
                     7
     NUMBER OF            0

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8
                          171,933
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING             0

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH         10
                          171,933
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      171,933

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12                                                                       [_]


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      3.3%

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      TYPE OF REPORTING PERSON*
14
      CO, HC

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  ---------------------
  CUSIP NO. 26883910             SCHEDULE 13D            PAGE 3 OF 9 PAGES
-----------------------                                  ---------------------

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
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Farmers Rice Milling Company, Inc.

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4
      WC
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
 5    ITEMS 2(d) OR 2 (e)                                                 [_]


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      Louisiana

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF            171,933

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8
                          171,933
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING             171,933

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH         10
                          171,933
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      171,933

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12                                                                       [_]


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      3.3%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      CO

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  ---------------------
  CUSIP NO. 26883910             SCHEDULE 13D            PAGE 4 OF 9 PAGES
-----------------------                                  ---------------------

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
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Nanette N. Kelley

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4
      PF
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
 5    ITEMS 2(d) OR 2 (e)                                                 [_]


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      United States

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF            16,400

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8
                          188,333
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING             16,400

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH         10
                          188,333
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      188,333

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12                                                                       [_]


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      3.6%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      IN

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  ---------------------
  CUSIP NO. 26883910             SCHEDULE 13D            PAGE 5 OF 9 PAGES
-----------------------                                  ---------------------

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
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      First Global Securities, Inc.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4
      WC
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
 5    ITEMS 2(d) OR 2 (e)                                                 [_]


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      California
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF            5

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8
                          5
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING             5

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH         10
                          5
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      5

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12                                                                       [_]


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      Less than 1%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      BD/IV

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  ---------------------
  CUSIP NO. 26883910             SCHEDULE 13D            PAGE 6 OF 9 PAGES
-----------------------                                  ---------------------

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
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Noble B. Trenham

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4
      PF
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
 5    ITEMS 2(d) OR 2 (e)                                                 [_]


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      United States

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF            7

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8
                          12
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING             7

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH         10
                          12
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      12

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12                                                                       [_]


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      Less than 1%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      IN

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

     This Amendment No. 3 ("Amendment No. 2") amends and supplements the
Schedule 13D ("Schedule 13D"), relating to the common stock, $.01 par value per share, of ERLY Industries Inc., a California corporation (the "Company"), previously filed by The Powell Group, Farmers Rice Milling Company, Inc. ("Farmers Rice"), Nanette N. Kelley, First Global Securities, Inc. and Noble B. Trenham.

     1. Item 4 of the Schedule 13D, "Purpose of Transaction," is hereby amended to add the following:

     On August 20, 1997, Farmers Rice and Nanette N. Kelley filed a petition for writ of mandate against the Company to compel inspection and copying of shareholder list and postpone shareholder meeting. A copy of the petition is attached to this Amendment No. 3 as Exhibit 1 and is incorporated herein by reference.

     On August 25, 1997, The Powell Group, Farmers Rice and Nanette N. Kelley filed with the Securities and Exchange Commission a preliminary proxy statement (the "Proxy Statement") on Schedule 14A in connection with the Company's Annual Meeting of Shareholders, scheduled to take place on September 26, 1997. A copy of the Proxy Statement is attached to this Amendment No. 3 as Exhibit 2 and is incorporated herein by reference.

     2. Item 7 of the Schedule 13D, "Material to be Filed as Exhibits," is hereby amended to add the following:

          1.   Petition filed by Farmers Rice Milling Company, Inc. and Nanette
               N. Kelley on August 20, 1997 in the Los Angeles Superior Court.

          2. Preliminary Proxy Statement of The Powell Group, Farmers Rice Milling Company, Inc. and Nanette N. Kelley, as filed with the Securities and Exchange Commission on August 25, 1997.

     3. Except as specifically provided herein, this Amendment No. 3 does not modify any of the information previously reported on the Schedule 13D.

                                    7 of 9

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  August 25, 1997              The Powell Group


                                    By:     /s/ Nanette N. Kelley
                                           ----------------------------
                                           Name:  Nanette N. Kelley
                                           Title:  President and Chief
                                                   Executive Officer

Date:  August 25, 1997              Farmers Rice Milling Company, Inc.

                                    By:     /s/ Nanette N. Kelley
                                           ----------------------------
                                           Name:  Nanette N. Kelley
                                           Title:  President and Chief
                                                   Executive Officer

Date:  August 25, 1997              /s/ Nanette N. Kelley
                                    ----------------------------------
                                    Nanette N. Kelley

Date:  August 25, 1997              First Global Securities, Inc.

                                     By:    /s/ Noble B. Trenham
                                           ----------------------------
                                           Name:  Noble B. Trenham
                                           Title:  Co-Chairman

Date: August 25, 1997              /s/ Noble B. Trenham
                                   ------------------------------------
                                   Noble B. Trenham

                                    8 of 9

                                 EXHIBIT INDEX

EXHIBIT NO.                              DESCRIPTION
-----------                              -----------
1.              Petition filed by Farmers Rice Milling Company, Inc. and Nanette
                N. Kelley on August 20, 1997 in the Los Angeles Superior Court.

2. Preliminary Proxy Statement of The Powell Group, Farmers Rice Milling Company, Inc. and Nanette N. Kelley, as filed with the Securities and Exchange Commission on August 25, 1997.


                                    9 of 9